Exhibit 99.1

Rural Cellular Corporation
purchases additional spectrum, plans network overlays,
signs long-term roaming agreements
and receives ETC designation

For Immediate Release

ALEXANDRIA, Minn., June 26, 2003 — Rural Cellular Corporation (“RCC” or “the Company”) (OTCBB: RCCC) today announced that RCC Minnesota, a wholly-owned subsidiary of RCC, is acquiring 1900 MHz spectrum from AT&T Wireless Services, Inc. and one of its affiliates. These licenses cover 1.9 million POPs in RCC’s Northeast region and 200,000 POPs in RCC’s Northwest region. The purchase is subject to regulatory approval.

In conjunction with the purchase of the 1900 MHz spectrum, RCC plans to overlay a substantial number of cell sites with GSM/GPRS technology and has entered into national GSM/GPRS roaming agreements with Cingular Wireless LLC effective June 2003 through December 2007 and with AT&T Wireless Services, Inc. effective June 2003 through June 2006. These new roaming agreements provide for certain rate step-downs at defined intervals.

RCC also plans to overlay its Midwest region with CDMA technology providing for anticipated roaming traffic.

The Company is in the final stages of selecting infrastructure suppliers and expects GSM/GPRS and CDMA construction to commence during the third quarter of 2003 and to be completed by 2005. The Company expects to meet the cash needs relating to the upgrade of its networks through its cash flow from operations, cash on hand, and borrowings under its credit facility.

Richard P. Ekstrand, president and chief executive officer, commented: “This network upgrade is good for RCC as it positions us for sustained roaming revenue from our national partners. But just as importantly, it will be a platform from which to provide advanced services to our customers.”

Ekstrand added: “We view these agreements as a vote of confidence in the strength of our existing networks and our network operations team who are taking on the task of overlaying multiple technologies.”

The Company is evaluating overlay options in its remaining TDMA markets. It is likely that both CDMA and GSM/GPRS technologies may be deployed, depending on the market conditions.

Eligible Telecommunications Carrier Status

Under current federal regulations, with Eligible Telecommunications Carrier (“ETC”) designation, the Company is eligible, as are many landline companies, for federal Universal Service Fund (“USF”) support for serving low income customers and customers living in high cost areas. As an ETC qualified provider, the Company will also offer income eligible customers federal Life-Line and Link-up credits.

The Company recently received ETC designation in the states of Maine, Minnesota and Vermont and is now pursuing ETC certification. RCC must be ETC certified to ultimately receive USF support. RCC has filed additional applications for ETC designation in Kansas and Oregon. Currently, the Company is receiving USF support in the states of Alabama, Mississippi, and Washington.

About the Company

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

Forward Looking Statements

Statements about RCC’s future prospects are forward-looking and therefore involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the ability to service debt, the resolution of certain network technology issues and other factors discussed from time to time in RCC’s Report on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

Contact:	Chris Boraas, Investor Relations Director — Equity (320) 808-2451 Suzanne Allen, Treasurer — Preferred Securities and Debt (320) 808-2156 World Wide Web address: http://www.rccwireless.com

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